Exhibit 11.2

Consent of Independent Auditor

We consent to the use in this Regulation A Offering Circular on Form 1-A of our report dated May 17, 2018, relating to the financial statement of HappyNest REIT Inc., appearing in this Regulation A Offering Circular.

We also consent to the reference of our firm under the heading “Experts” in such Regulation A Offering Circular.

/s/ RSM US LLP

New York, New York

December 27, 2018